UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

February 19, 2009

(Date of earliest event reported)

PHARMACYCLICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-26658	94-3148201

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

995 E. Arques Avenue
Sunnyvale, California 94085-4521
(408) 774-0330

(Address of principal executive offices including zip code and registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement.

See the disclosures set forth under Item 3.02 which are incorporated by reference into this Item 1.01.

Item 3.02     Unregistered Sales of Equity Securities.

On February 19, 2009, Pharmacyclics, Inc. (the "Registrant") sold approximately 1.5 million shares (the "Shares") of the Registrant's common stock, par value $0.0001 per share, at $0.93 per share for an aggregate purchase price of approximately $1.4 million. The purchasers of the Shares are certain foreign and U.S. individuals and entities who are principals of Pacific Biopharma Group, Ltd. ("PBG"), a Cayman Islands company located in San Bruno California and Taizhou, Jiangsu Province, People's Republic of China. Glenn Rice, our President and Chief Operating Officer, is a principal of PBG, but did not participate in the transaction.

The sale of the Shares as described above were deemed to be exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended, and Regulation S promulgated thereunder ("Regulation S"), as transactions by an issuer not involving a public offering. The recipients of the Shares represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and instruments issued in the sale of Shares. All recipients either received adequate information about the Registrant or had adequate access, through their relationship with the Registrant, to information about the Registrant. In addition, the Non-U.S. investors also represented to the Registrant all appropriate representations required by Regulation S and the Registrant complied with all appropriate provisions of Regulation S.

Item 8.01     Other Events.

On February 20, 2009, the Registrant issued a press related to the matters set forth in Items 1.01 and 3.02. A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1.

Item 9.01     Financial Statements and Exhibits.

(d)     Exhibits.
Exhibit No.	Description
99.1	Press Release of Pharmacyclics, Inc. dated February 20, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:   February 20, 2009

PHARMACYCLICS, INC. By: /s/ ROBERT W. DUGGAN Name: Robert W. Duggan Title: Chairman and Chief Executive Officer

INDEX TO EXHIBITS
Exhibit	Description
99.1	Press Release of Pharmacyclics, Inc. dated February 20, 2009. PDF

         PDF    Also provided in PDF as a courtesy.